                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                                ITT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

LOGO

                                  1996
                                  NOTICE OF
                                  ANNUAL MEETING
                                  AND
                                  PROXY STATEMENT

ITT [LOGO]                                      ITT CORPORATION
                                                Rand V. Araskog
                                                Chairman and Chief
                                                Executive




                                          March 28, 1996

Dear Shareholder:

It is my pleasure to cordially invite you to attend the first Annual Meeting of Shareholders of "New" ITT Corporation to be held at 10:30 am on Tuesday, May 14, 1996 in The Grand Ballroom of The Sheraton Bal Harbour, Bal Harbour, Florida. As you are aware, ITT Corporation is a product of the distribution transaction which shareholders of "Old" ITT Corporation approved on September 21, 1995. The "New" ITT Corporation is a global provider of hotel, gaming, entertainment and information services.

I urge you to participate in the business of the Annual Meeting by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

The accompanying Notice of Annual Meeting and Proxy Statement provides information about the matters to be acted upon by the Corporation's shareholders at the Annual Meeting. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and the Committees of the Board and provides important information about each nominee for election as director.

                                          Sincerely yours,

                                          /s/ Rand V. Araskog
                                          -------------------
                                          RAND V. ARASKOG
                                          Chairman and Chief Executive

ITT [LOGO]                                      ITT CORPORATION
                                                Richard S. Ward
                                                Executive Vice President
                                                General Counsel and
                                                Corporate Secretary


                                          March 28, 1996

                            NOTICE OF ANNUAL MEETING

The Annual Meeting of the Shareholders of ITT Corporation will be held in The Grand Ballroom of The Sheraton Bal Harbour, 9701 Collins Avenue, Bal Harbour, Florida, on Tuesday, May 14, 1996 at 10:30 am, local time, for the following purposes:

        1. to elect directors;

        2. to ratify the reappointment of Arthur Andersen LLP as independent auditors of the Corporation for 1996;

        3. to approve the proposed ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers; and

        4. to act upon such other matters as may properly come before the meeting.

Shareholders of record at the close of business on Monday, March 25, 1996 will be entitled to notice of and to vote at the meeting.

SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE (WHICH IS POSTAGE-PAID FOR SHAREHOLDERS IN THE UNITED STATES, CANADA AND THE UNITED KINGDOM) WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

                                          Sincerely yours,


                                          /s/ Richard S. Ward
                                          -------------------
                                          RICHARD S. WARD
                                          Executive Vice President, General
                                          Counsel
                                          and Corporate Secretary

--------------------------------------------------------------------------------

ITT Corporation
1330 Avenue of the Americas
New York, New York 10019-5490

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement and accompanying proxy are being mailed to shareholders commencing April 3, 1996 in connection with the solicitation of proxies by the Board of Directors of ITT Corporation ("ITT" or the "Corporation") for the 1996 Annual Meeting. The Corporation's Annual Report to Shareholders for the year ended December 31, 1995, which is not a part of this Proxy Statement, accompanies this Proxy Statement.

When your proxy is returned properly executed, the shares it represents will be voted in accordance with your specifications. You have three choices as to your vote on each of the items described in this Proxy Statement that are to be voted upon at the Annual Meeting. As to the election of directors, by marking the appropriate box you may (a) vote for all of the director nominees as a group;
(b) vote for all director nominees except those nominees whose names you indicate; or (c) withhold your vote from all nominees as a group. As to the other items, you may vote "for" or "against" each item or "abstain" from voting by marking the appropriate box.

Your vote is important and the Board of Directors urges you to exercise your right to vote.

If you sign and return your proxy but do not specify any choices you will thereby confer discretionary authority for your shares to be voted as recommended by the Board of Directors. The proxy also confers discretionary authority on the individuals named therein to vote the shares on any matter that was not known by the Board of Directors on the date of this Proxy Statement but is presented at the Annual Meeting, including voting with respect to the nomination or election of any person not identified as a nominee on pages 6 through 11 of this Proxy Statement.

Whether or not you plan to attend the meeting, you can assure that your shares are voted by completing, signing, dating and returning the enclosed proxy. You may revoke your proxy at any time before it is exercised by giving written notice thereof to the Secretary of ITT, by submitting a subsequently dated proxy, by attending the meeting and withdrawing the proxy, or by voting in person at the meeting.

--------------------------------------------------------------------------------

The accompanying proxy represents all of the shares you are entitled to vote at the meeting. If you are a participant in the ITT Investment and Savings Plan for Salaried Employees or a savings plan for hourly employees, the trustee under the plan will provide you with a proxy representing the shares you are entitled to vote under the plan.

Each of the 117,311,338 shares of ITT Common Stock outstanding at the close of business on Monday, March 25, 1996 are entitled to one vote at the Annual Meeting. All such shares entitled to vote at the Annual Meeting are referred to herein as "Record Shares." The presence in person or by proxy of shareholders holding a majority of the Record Shares will constitute a quorum for the transaction of business at the Annual Meeting.

The Board of Directors has appointed two current officers of The Bank of New York to act as inspectors of election at the Annual Meeting. The By-laws of the Corporation provide that shareholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. The vote of any shareholder is not disclosed to management except as may be necessary to meet legal requirements. However, all comments directed to management from shareholders, whether written on the proxy card or elsewhere, will be forwarded to management. Among their other duties, the inspectors of election will certify as to compliance with such confidentiality provisions.

BOARD OF DIRECTORS

The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of ITT. The Board reviews significant developments affecting ITT and acts on other matters requiring Board approval.

ITT was formed under the laws of the State of Nevada in June 1995 as a wholly owned subsidiary of a Delaware corporation known as ITT Corporation (referred to herein as "Old ITT"). On December 19, 1995, Old ITT distributed (the "Distribution") to its shareholders all of the shares of common stock of ITT. Old ITT has been reincorporated in Indiana and has changed its name to ITT Industries, Inc. From the time of its formation until December 19, 1995, Robert
A. Bowman was the sole director of ITT. Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton and Margita E. White were elected directors of ITT effective December 19, 1995. Vin Weber and Kendrick R. Wilson III were elected directors of ITT on February 6, 1996. Neither the Board of Directors nor any of the standing committees of the Board held any meetings in 1995.

The standing committees of the Board are the Audit, Capital, Compensation and Personnel, Executive and Policy, Gaming Audit, Legal Affairs, Nominating and Public Affairs Committees.

THE AUDIT COMMITTEE recommends the selection of independent auditors for the Corporation, confirms the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies, and reviews the fees paid to the Corporation's independent auditors. The Committee reviews and recommends approval of the audited financial statements of the Corporation and the annual report to shareholders. It also reviews the expense accounts of senior executives. The members of the Audit Committee are: Bette B. Anderson, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin
F. Payton, Vin Weber and Kendrick R. Wilson III.

THE CAPITAL COMMITTEE is responsible for maximizing the effective use of the assets of the Corporation and its subsidiaries and for reviewing capital expenditures and appropriations. The members of the Capital Committee are: Bette
B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Bowman, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III.

THE COMPENSATION AND PERSONNEL COMMITTEE, which is comprised entirely of non-employee directors, oversees the compensation and benefits of employees, evaluates management performance and establishes executive compensation. In the performance of its functions, the Committee has access to independent compensation counsel. The members of the Compensation and Personnel Committee are: Bette B. Anderson, Nolan D. Archibald, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer and Margita E. White.

--------------------------------------------------------------------------------

THE EXECUTIVE AND POLICY COMMITTEE exercises the powers of the Board in the management of the business and affairs of the Corporation in the intervals between meetings of the Board. The Committee reviews the long-range corporate strategies formulated by senior management and the non-employee directors meet in executive session to review the overall performance of the chief executive, particularly with respect to the Corporation's long-range strategies. The members of the Executive and Policy Committee are: Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III.

THE GAMING AUDIT COMMITTEE reviews audit results and internal accounting, control and surveillance procedures and policies employed in connection with the Corporation's casino gaming activities. Pursuant to the requirements of certain gaming laws, the employees primarily responsible for internal accounting and internal surveillance at the Corporation's casinos report directly to the Gaming Audit Committee. The members of the Gaming Audit Committee are: Robert A. Bowman, Benjamin F. Payton and Margita E. White.

THE LEGAL AFFAIRS COMMITTEE reviews and considers major claims and litigation, and legal, regulatory and related governmental policy matters affecting the Corporation and its subsidiaries. The Committee reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters. The members of the Legal Affairs Committee are: Bette B. Anderson, Robert A. Burnett, Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III.

THE NOMINATING COMMITTEE makes recommendations to the Board concerning the organization, size and composition of the Board and its Committees, proposes nominees for election to the Board and its Committees and considers the qualifications, compensation, and retirement of directors. The members of the Nominating Committee are: Bette B. Anderson, Nolan D. Archibald, Edward C. Meyer and Benjamin F. Payton.

The Nominating Committee will consider recommendations for director nominees that are submitted by shareholders in writing to the Secretary of ITT. The By-laws of the Corporation contain provisions relating to nominations for director at the shareholders meeting.

THE PUBLIC AFFAIRS COMMITTEE reviews and defines the Corporation's social responsibilities, including issues of significance to the Corporation and to its shareholders and employees. The members of the Public Affairs Committee are:
Robert A. Burnett, Paul G. Kirk, Jr., Benjamin F. Payton, Vin Weber and Margita
E. White.

There are currently 11 directors serving on the Board, all of whom are nominees for election. If all 11 nominees for director are elected at the Annual Meeting, the Board will consist of nine directors who are not officers or employees of the Corporation or its subsidiaries and two directors, Rand V. Araskog and Robert A. Bowman, who are officers of the Corporation.

The Board of Directors has adopted a retirement policy which provides that (i) no person may be nominated for election or reelection as a non-employee director after reaching age 72 and (ii) no employee of ITT or of any of its subsidiaries (other than an employee who has served as chief executive of ITT) may be nominated for election or reelection as a director after reaching age 65, unless there has been a specific waiver by the Board of Directors of these age requirements.

DIRECTORS' COMPENSATION

Members of the Board of Directors who are employees of the Corporation or its subsidiaries are not compensated for service on the Board or any Committee of the Board. Non-employee directors receive a fee of $1,000 for each meeting of the Board of Directors attended and a $1,000 fee for each Committee meeting attended. Members of the Board of Directors, except for Mr. Araskog and Mr. Bowman, receive an annual retainer fee of $48,000 payable solely in restricted shares of ITT Common Stock. See "Restricted Stock Plan for Non-Employee Directors." Directors are reimbursed for travel expenses incurred on behalf of the Corporation. The non-employee directors of the Corporation who also serve on the Board of Directors of ITT Educational Services, Inc. receive an annual retainer fee of $18,000 and an attendance fee of $750 for each meeting of the Board of

--------------------------------------------------------------------------------

Directors of ITT Educational Services, Inc. and an attendance fee of $500 for each Committee meeting attended.

The Board of Directors has adopted the 1996 ITT Deferred Compensation Plan. Under this plan, non-employee directors may elect to defer receipt of all or a portion of their ITT and ITT Educational Services, Inc. attendance fees. The Corporation will credit interest on the deferred compensation based upon the performance of benchmark investment funds made available under the plan and selected by the director.

The Corporation maintains an unfunded retirement plan to provide benefits accrued as of December 19, 1995 for its non-employee directors who were directors of Old ITT on December 18, 1995. No future benefits are accruing under the plan. The benefits are payable upon retirement from the Board at or after age 65 after completing at least five years of service on the Board, counting service on the Board of Directors of Old ITT. Under the plan, directors may indicate a preference, subject to certain conditions, to receive any accrued benefit in the form of a single (discounted) lump sum payment immediately payable upon such director's retirement. The Corporation has agreed to pay the affected directors, Mrs. Anderson, Mr. Archibald, Mr. Burnett, Mr. Kirk, Gen. Meyer, Dr. Payton and Mrs. White, accrued benefits due them which presently have a total value of $1,331,000 in the aggregate.

Non-employee directors may participate in a group life insurance plan that has been established for their benefit. The plan provides $100,000 of non-contributory group life insurance to participating non-employee directors during their service on the Board.

The non-employee directors are covered under a non-contributory group accidental death and dismemberment program which provides each of them $750,000 of coverage during their service on the Board. Additional benefits also may be purchased.

RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

The Board of Directors has adopted the 1996 Restricted Stock Plan for the Non-Employee Directors (the "1996 Non-Employee Directors Plan"). The 1996 Non-Employee Directors Plan was designed to further the Corporation's objectives of attracting and retaining individuals of ability as directors and providing the directors with a closer identity with the interests of the ITT shareholders.

Directors of the Corporation who are not employees of the Corporation or any of its subsidiaries automatically participate in the 1996 Non-Employee Directors Plan. There are presently nine directors who are eligible to participate in the 1996 Non-Employee Directors Plan. The plan is administered by the Compensation and Personnel Committee of the Board of Directors. The Committee has the responsibility of interpreting the plan and establishing the rules appropriate for the administration of the plan.

Under the 1996 Non-Employee Directors Plan, grants of restricted stock will be made automatically on the date of each Annual Meeting of Shareholders to each non-employee director elected at the meeting or continuing in office following the meeting. The amount of the award shall equal (and be in lieu of) the annual retainer in effect for the calendar year within which the award date falls, divided by the fair market value of ITT Common Stock. "Annual retainer" is defined as the amount payable to a director for service on the Board during the calendar year and does not include meeting attendance fees. The annual retainer is presently set at $48,000. "Fair market value" is defined as the average of the high and low sales price per share of ITT Common Stock on the date of the Annual Meeting, as reported on the New York Stock Exchange Composite Tape. A total of 120,000 shares are reserved for issuance under the 1996 Non-Employee Directors Plan. The shares to be issued may be treasury shares or newly issued shares of ITT Common Stock. The shares of ITT Common Stock that are granted under the 1996 Non-Employee Directors Plan will be held in escrow by the Corporation during the restriction period. The restriction period shall commence on the grant date and end on the earliest of (i) the fifth anniversary of the grant date, (ii) upon retirement at age 72, (iii) upon a "change of control" (as defined) of the Corporation, (iv) death, (v) the onset of disability or (vi) resignation in certain cases of ill health, relocation or entering into any governmental, diplomatic or other service or employment. Except as provided above, any resignation from the Board within the restriction period will result in forfeiture of the shares. Shares may not be sold, assigned, transferred, pledged or otherwise disposed of during

--------------------------------------------------------------------------------

the restriction period. Until such risk of forfeiture lapses or the shares are forfeited, a director will have the right to vote and to receive dividends on the shares granted under the 1996 Non-Employee Directors Plan.

The Board of Directors may amend, suspend or discontinue the 1996 Non-Employee Directors Plan at any time except that the Board may not, without shareholder approval, take any action which would cause the 1996 Non-Employee Directors Plan to no longer comply with Rule 16b-3 under the Securities Exchange Act of 1934. No amendment, suspension or discontinuance of the 1996 Non-Employee Directors Plan will impair a director's right under a restricted stock award previously granted without his or her consent.

The 1996 Non-Employee Directors Plan became effective as of December 19, 1995 and will terminate on December 31, 2005, provided that grants of Restricted Stock made prior to the termination of the plan may vest following such termination in accordance with their terms.

--------------------------------------------------------------------------------

ITEM NO. 1
ELECTION OF DIRECTORS

At the 1996 Annual Meeting, 11 directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. UNLESS DIRECTED TO THE CONTRARY, THE SHARES REPRESENTED BY VALID PROXIES WILL BE VOTED FOR THE ELECTION OF ALL 11 NOMINEES.

The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend or the Board may reduce the number of directors to eliminate the vacancy.

A brief summary of each nominee's principal occupation, business affiliations and other information follows.

[PHOTO]       BETTE B. ANDERSON
              Principal occupation --
              Vice Chairman of Kelly,
              Anderson, Pethick &
              Associates, Inc.,
              Consultants
              Director since 1995
              (Director of Old ITT 1981-1995)
Mrs. Anderson, 67, joined Kelly, Anderson,
Pethick & Associates, Inc., a
  Washington-based management firm, in 1990, was elected president in 1991 and was elected
Vice Chairman in 1995. She had previously been executive vice president of the firm.
Mrs. Anderson was formerly a partner in the public affairs company of Anderson, Benjamin, Read & Haney. She was Undersecretary of the
Treasury from 1977 to 1981. Mrs. Anderson was affiliated for 27 years with the Citizens and Southern National Bank of Savannah, having served as a vice president until she assumed the Treasury post. Mrs. Anderson is a director of ITT Educational Services, Inc., a subsidiary of ITT, ITT Hartford Group, Inc.,
American Banknote Corp., the Miller
Foundation and the University of Virginia.
Mrs. Anderson is also a member of the
Advisory Council of Girl Scouts of America.
She attended Georgia Southern and Armstrong
State Colleges and is a graduate of the
Stonier Graduate School of Banking at Rutgers
University.

--------------------------------------------------------------------------------

[PHOTO]       RAND V. ARASKOG
              Principal occupation --
              Chairman and Chief Executive of
              ITT
              Director since 1995
              (Director of Old ITT 1977-1995)
Mr. Araskog, 64, became chairman and chief executive of ITT in December 1995. Prior thereto, since 1966, he served with Old ITT, including as chief executive from 1979, chairman from 1980 and president from 1991.
Mr. Araskog is a director of ITT Sheraton
Corporation, Caesars World, Inc. and ITT
Educational Services, Inc., subsidiaries of
ITT. He is a director of Alcatel Alsthom of France, in which ITT holds an interest of approximately six percent. Mr. Araskog is also a director of Dow Jones & Company, Inc.,
Dayton-Hudson Corporation, ITT Hartford
Group, Inc., ITT Industries, Inc., Rayonier
Inc. and Shell Oil Company. Mr. Araskog is a member of the Board of Governors of the National Basketball Association. He is a member of The Business Council, The Business
Roundtable and the Trilateral Commission. He is a trustee of the Wildlife Conservation
Society and the Salk Institute. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate
School of Arts and Sciences.
[PHOTO]       NOLAN D. ARCHIBALD
              Principal occupation --
              Chairman, President and
              Chief Executive Officer of
              The Black & Decker Corporation,
              Consumer and Commercial
              Products Company
              Director since 1995
              (Director of Old ITT 1991-1995
              and 1986-1988)
Mr. Archibald, 52, joined Black & Decker in
  1985 as president and chief operating
officer and since that time has been elected chief executive officer and chairman. Prior to joining Black & Decker, he was senior vice president and president of the Consumer and Commercial Products Group of the Beatrice
Companies, Inc. and held various executive and marketing positions with the Beatrice
Companies, Inc. during the period 1977 to 1985. Mr. Archibald is a director of Brunswick Corporation. Mr. Archibald also serves as a member of the Board of Trustees for The Johns Hopkins University and is a member of The Business Roundtable. Mr.
Archibald received a BS degree from Weber
State University and an MBA degree from The
Harvard Business School.

--------------------------------------------------------------------------------

[PHOTO]       ROBERT A. BOWMAN
              Principal occupation --
              President and Chief Operating
              Officer of ITT
              Director since 1995
Mr. Bowman, 40, became president and chief operating officer of ITT in December 1995.
  Prior thereto, he served with Old ITT as executive vice president and chief financial officer since September 1992. From April 1991 to September 1992, Mr. Bowman served as executive vice president and chief financial officer of ITT Sheraton Corporation. Mr.
Bowman was Treasurer of the State of Michigan from 1983 until December 1990. He is also a director of ITT Sheraton Corporation, Caesars
World, Inc. and ITT Educational Services,
Inc., subsidiaries of ITT. Mr. Bowman is a member of The Wharton Graduate Executive
Board. Mr. Bowman received an AB degree from Harvard College and an MBA degree from The
Wharton School.

[PHOTO]       ROBERT A. BURNETT
              Principal occupation --
              Chairman and CEO (Retired)
              of Meredith Corporation,
              Diversified Media Company
              Director since 1995
              (Director of Old ITT 1985-1995)
Mr. Burnett, 68, served as chairman of
  Meredith Corporation from 1988 until his retirement in 1992. He served as president and chief executive officer from 1977 and relinquished the latter office in 1989. Mr.
Burnett is a director of ITT Hartford Group, Inc., ITT Industries, Inc., Meredith
Corporation, Whirlpool Corporation and Mid
American Energy Corp. He is a member of the Board of Trustees of Grinnell College,
Grinnell, Iowa. He also is a director of the Greater Des Moines Committee and the Des
Moines Art Center. Mr. Burnett received a BA degree in economics from the University of Missouri.

--------------------------------------------------------------------------------

[PHOTO]       PAUL G. KIRK, JR.
              Principal occupation --
              of Counsel to
              Sullivan & Worcester,
              Law Firm
              Director since 1995
              (Director of Old ITT 1989-1995)
Mr. Kirk, 58, became a partner in the law
  firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as chairman of the Democratic National
Committee from 1985 to 1989 and as treasurer from 1983 to 1985. Following his resignation in 1989 as chairman of the Democratic
National Committee, he returned to Sullivan &
Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is a director of Kirk-Sheppard & Co., Inc., of which he also is chairman and treasurer. He is a director of the Bradley Real Estate Corporation, ITT
Hartford Group, Inc. and Rayonier Inc. He is co-chairman of the Commission on Presidential
Debates, chairman of the John F. Kennedy
Library Foundation, chairman of the National
Democratic Institute for International
Affairs and a trustee of Stonehill College.
Mr. Kirk is a graduate of Harvard College and Harvard Law School.
[PHOTO]       EDWARD C. MEYER
              Principal occupation --
              Chairman of GRC International,
              Professional and Technical
              Services Provider
              Director since 1995
              (Director of Old ITT 1986-1995)
General Meyer, 67, retired in 1983 as chief
  of staff of the United States Army. He is a director of FMC Corporation and its joint venture company in Turkey, Savunma Sanayii
A.S., the United Defense Group, Aegon USA, the Brown Group and GRC International.
General Meyer is also a director of ITT
Industries, Inc. He is a managing partner of Cilluffo Associates Limited Partnership, which owns approximately 20% of GRC
International. He is chairman of Mitretec and trustee of the George C. Marshall Foundation.
He is president of the Army Emergency Relief
Association, the Board of Overseers of the Hoover Institution, and the Board of Advisors of the Center for Strategic and International
Studies, and a member of the board of the Smith Richardson Foundation. General Meyer received a BS degree in engineering from the U.S. Military Academy at West Point and an MS degree in international affairs from George
Washington University.

--------------------------------------------------------------------------------

[PHOTO]       BENJAMIN F. PAYTON
              Principal occupation --
              President of Tuskegee
              University
              Director since 1995
              (Director of Old ITT 1987-1995)
Dr. Payton, 63, has been president of
  Tuskegee University in Alabama since 1981.
Previously he had served as president of Benedict College and as program officer, education and public policy, of the Ford
Foundation. Dr. Payton is a director of
Amsouth Bancorporation, the Liberty
Corporation, Praxair Corporation, SONAT Inc.,
Morrisons, Inc., the Southern Regional
Council and the Alabama Shakespeare Festival.
He is a member of the Business-Higher
Education Forum. He has been awarded honorary degrees from Eastern Michigan University,
Lehigh University, Morris Brown College,
Morgan State University, Benedict College and the University of Maryland. Dr. Payton is a graduate of South Carolina State University and received a Bachelor of Divinity degree from Harvard University, an MA degree from Columbia University and a PhD degree from Yale University.
[PHOTO]       VIN WEBER
              Principal occupation --
              Partner at Clark & Weinstock,
              Inc.,
              Public Relations Firm
              Director since February 1996
Mr. Weber, 43, is a partner at Clark &
  Weinstock, Inc., a Washington-based public relations firm. He is vice chairman and co-founder of Empower America, a public interest group. He is also a senior fellow at the University of Minnesota's Humphrey
Institute of Public Affairs and co-director of the Institute's Policy Forum. Mr. Weber served in the U.S. House of Representatives from 1980 to 1992, representing Minnesota's
2nd district. He is a director of BHC
Communications, Inc., Department 56, Inc.,
ITT Educational Services, Inc., a subsidiary of ITT, Mark Centers Trust, Inc. and TCF
Financial Corporation.

--------------------------------------------------------------------------------

[PHOTO]       MARGITA E. WHITE
              Principal occupation --
              President of the Association
              for Maximum Service
              Television, Inc.,
              Television Trade Association
              Director since 1995
              (Director of Old ITT 1980-1995)
Mrs. White, 58, joined the Association for
Maximum Service Television, Inc. as president
  in 1987 after serving as an independent
consultant and coordinator of the Television
Operators Caucus, Inc. She was a member of the Federal Communications Commission between
1976 and 1979. Previously she served in the federal government as director of the White
House office of communications, assistant press secretary to President Ford, and assistant director of the U.S. Information
Agency. She is a director of ITT Educational
Services, Inc., a subsidiary of ITT, The
Growth Fund of Washington, Leitch Technology
Corp. and Washington Mutual Investors Fund.
Mrs. White received BA and LLD degrees from the University of Redlands and an MA degree from Rutgers University.
[PHOTO]       KENDRICK R. WILSON III
              Principal occupation --
              Managing Director of
              Lazard Freres & Co. LLC,
              Investment Bankers
              Director since February 1996
Mr. Wilson, 49, joined Lazard Freres & Co.
  LLC in 1989 after serving as founder and president of Ranieri Wilson & Co., a merchant banking firm. Prior thereto, he was senior executive vice president and a director of E.F. Hutton & Co. and managing director in the financial institutions group of Salomon
Brothers Inc. Mr. Wilson is a director of American Buildings Company, Inc., American
Marine Holdings, Inc., Bank United and
Meigher Communications, Inc. He is also a trustee of BlackRock Asset Investors. Mr.
Wilson is a graduate of Dartmouth College and The Harvard Business School.

--------------------------------------------------------------------------------

ITEM NO. 2
RATIFICATION OF THE REAPPOINTMENT
OF INDEPENDENT AUDITORS

In accordance with the recommendation of the Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent auditors of the Corporation for 1996, subject to ratification by the shareholders. If the shareholders do not ratify the reappointment of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

Arthur Andersen LLP served as independent auditors of Old ITT and most of its subsidiaries for many years, and its long-term knowledge of ITT has enabled it to carry out its audits with effectiveness and efficiency. In keeping with the established policy of Arthur Andersen LLP, partners and employees of the firm engaged in auditing ITT are periodically rotated, thus giving ITT the benefit of new expertise and experience. Arthur Andersen LLP personnel regularly attend meetings of the Audit Committee. Arthur Andersen LLP's fees for the 1995 audit of ITT totalled approximately $2.5 million.

Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE CORPORATION.

ITEM NO. 3
APPROVAL OF THE ITT CORPORATION ANNUAL
PERFORMANCE-BASED INCENTIVE PLAN
FOR EXECUTIVE OFFICERS

The proposed ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers (the "Performance Plan") is an annual bonus plan designed to provide certain senior executive officers with incentive compensation based upon the achievement of pre-established performance goals. The Performance Plan is intended to provide an incentive for profitable growth and to motivate participating executive officers toward even higher achievement and operating results, to tie their goals and interests to those of the Corporation and its shareholders and to enable ITT to attract and retain highly qualified executive officers. ITT executive officers may be eligible to participate in the Performance Plan. The Performance Plan will be administered by the Compensation and Personnel Committee of the Board of Directors. The Committee will approve the specific executive officers who will participate in the Performance Plan in a given year prior to, or at the time of, the establishment of the performance objectives for such calendar year. Subject to shareholder approval of the Performance Plan, for the year 1996 it is anticipated that participation will be limited to those individuals who are among the five most highly compensated executive officers.

--------------------------------------------------------------------------------

The Performance Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limited the tax deductibility by ITT of compensation paid to executive officers to $1,000,000. Compensation paid pursuant to a plan approved by the shareholders that meets the requirements of Section 162(m) is exempted from this limitation and is fully deductible. The Committee has approved the Performance Plan for submission to the shareholders in order to maintain the full deductibility of compensation paid to executive officers.

At the beginning of each calendar year and prior to March 30, the Committee will approve performance goals including specific performance objectives and establish computation formulae or methods for determining each participant's bonus for that year. The objectives include any one or more of the following corporate or operating company business criteria for the year (or a combination of any of these criteria): (i) earnings before interest, taxes, depreciation and amortization ("EBITDA"), (ii) pre-tax operating income, (iii) earnings per share, (iv) return on equity, (v) return on invested capital or assets, (vi) cost reductions and savings, (vii) return on sales, or (viii) productivity improvements. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may include a participant's attainment of personal objectives with respect to any of the foregoing performance goals or negotiating transactions and sales or developing long-term business goals. For the calendar year 1996, the Committee has established a bonus formula which is based upon the attainment of EBITDA goals.

At or after the end of each calendar year, the Committee is required by the terms of the Performance Plan to certify in writing whether the pre-established performance goals and objectives have been satisfied in such year. When establishing performance goals and approving the achievement of such goals, the Committee, in its sole discretion, may ignore extraordinary items, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. The actual bonus award for any participant for such year shall then be determined based upon the pre-established computation formulae or methods. In no event will any bonus award for any plan year exceed the lesser of 200% of the participant's annual base salary as in effect at the end of the plan year or $4,000,000. The Committee has no discretion to increase the amount of any participant's bonus as so determined, but may reduce the amount of, or totally eliminate, such bonus if the Committee determines, in its absolute discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

Approved bonus awards under the Performance Plan are payable in cash as soon as is practicable after the end of each calendar year and after the Committee has certified in writing that the relevant performance goals were achieved. Awards that are otherwise payable to a participant who is not employed by ITT as of the last day of the calendar year will be prorated or eliminated pursuant to specified rules established by the Committee for the administration of the Performance Plan. Each participant will recognize ordinary taxable income upon receipt of payments under the Performance Plan.

Since the Performance Plan requires performance goals to be set and participants to be selected for each year, it is not determinable what benefits, if any, would have been paid to any executive officer if the Performance Plan had been in effect for the 1995 calendar year.

Amendments can be made to the Performance Plan that can increase the cost of the plan to ITT and can alter the allocation of benefits among participating executive officers. However, no such amendment that is inconsistent with its purpose or with its compliance with applicable law and the requirements of
Section 162(m) will be made without shareholder approval.

The foregoing description of the Performance Plan is qualified in all respects by the actual provisions of such plan which is attached to this Proxy Statement as Appendix I.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PERFORMANCE PLAN.

--------------------------------------------------------------------------------

VOTE REQUIRED TO APPROVE MATTERS SUBMITTED TO SHAREHOLDERS

Approval of each of the items which are submitted to a vote of the shareholders at the Annual Meeting will require the affirmative vote of the holders of a majority of the Record Shares present in person or represented by proxy.

Abstentions and broker non-votes will be included in the computation of the number of Record Shares that are present for purposes of determining the presence of a quorum but will not be counted as votes cast for or against items submitted for a vote of shareholders. Accordingly, abstentions and broker non-votes will have the same effect as a vote against such items.

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

Proposals submitted by shareholders for inclusion in next year's Proxy Statement must be received by ITT no later than the close of business on December 3, 1996. Address your proposals to Secretary, ITT Corporation, 1330 Avenue of the Americas, New York, New York 10019-5490. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 as well as the requirements set forth in ITT's By-laws. A copy of the By-laws may be obtained from the Secretary of ITT upon request.

--------------------------------------------------------------------------------

REPORT OF THE COMPENSATION
AND PERSONNEL COMMITTEE

The Compensation and Personnel Committee's report on compensation for 1995 is presented assuming that ITT was an independent company since January 1, 1995. While the report focuses on the compensation paid to ITT's executive officers, such compensation was determined in the context of programs and policies developed by Old ITT. As noted above, ITT was a newly formed company in 1995. References in this Report to events taking place prior to December 20, 1995 relate to Old ITT and, with respect to such events, the Committee is the Compensation and Personnel Committee of Old ITT.

Old ITT was a diverse, multi-national company with assets in excess of $100 billion which competed for skilled executives in a highly competitive marketplace. In setting and administering Old ITT's compensation policies and programs for 1995, the Committee considered compensation provided to executives of corporations similar to Old ITT in terms of assets, sales and revenues, and earnings. The companies against which Old ITT compared compensation were not limited to the companies which made up the S&P Conglomerate Index. Rather, Old ITT compared its compensation practices against 50 leading companies with sales greater than $10 billion in a cross section of industries.

The ITT executive compensation program is designed to attract, reward and retain skilled executives and to provide incentives which vary depending upon the attainment of short-term operating performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program is to provide ITT executives with incentives directly linked to the creation of shareholder value. The program overall is intended to be highly leveraged so that when performance goals are exceeded, executives can earn better than average compensation and, conversely, when such goals are not achieved, compensation will be below competitive levels.

This report sets forth the executive compensation policies of the Committee of the Board with respect to ITT's executive officers in general and the rationale for the specific decisions affecting the 1995 compensation of Rand V. Araskog, ITT's chief executive. Immediately following this report is a performance graph which compares the cumulative return on the common stock of Old ITT (assuming that the Distribution was effected on December 29, 1995) to the cumulative total return of the S&P 500 Index and the S&P Conglomerate Index (assuming the investment of $100 in (a) the common stock of Old ITT, (b) the S&P 500 Index and
(c) the S&P Conglomerate Index for the period from December 31, 1990 through December 31, 1995). For the purposes of the period December 20, 1995 (the date following the Distribution) through December 29, 1995, the graph reflects the composite prices of ITT, ITT Industries, Inc. and ITT Hartford Group, Inc.

The amounts of all compensation awarded to, earned by, or paid to the chief executive officer and the other four most highly compensated executive officers who were serving as executive officers at the end of the 1995 fiscal year are set forth on the Summary Compensation Table following the performance graph.

THE COMMITTEE'S ROLE

The Compensation and Personnel Committee is responsible for the administration of the executive compensation program, and it reviews all proposed new or amended employee benefit plans. The Committee is currently composed of the six non-employee directors named at the end of this report, none of whom is eligible to participate in any of the plans which make up ITT's executive compensation program. It is the policy of the Board to periodically rotate the members and chairperson of the Committee to assure that fresh points of view are part of the Committee's deliberations.

The Committee may select consultants from nationally recognized independent compensation and benefits consulting firms to provide expert advice on any aspect of the ITT executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to get independent opinions on compensation proposals. The Committee may meet in executive session which is not attended by any ITT executives or managers. The Commit-

--------------------------------------------------------------------------------

tee regularly reports its activities to the Executive and Policy Committee of the Board.

THE COMPENSATION PROGRAM

GENERAL. The compensation program for ITT executives presently consists of base salary, annual incentive bonus, long-term incentives and employee benefits. It is the intent of the Committee that incentives based upon long-term performance should be the major compensation component for senior executives.

BASE SALARY. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a major survey of competitive practices, ITT executive salaries are approximately 10% above the average going rate of competitor companies. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit. During 1995, ITT executive salaries were evaluated in relation to a competitive annualized merit increase guideline of 4% for expected levels of individual performance. Actual increases can vary from the guideline depending primarily on individual performance. The normal interval between salary reviews for senior executives is 18 months.

The Committee authorized a salary increase for Mr. Araskog effective January 1, 1995 of $375,000, bringing his current annual salary to $2,000,000. This merit increase, which followed a 12-month interval since his last salary review, was equivalent to 23% on an annualized basis and was based on the Committee's evaluation of his performance.

Among the other named officers, Mr. Bowman's salary was raised to $700,000 effective August 1, 1995, an increase of $200,000 after 12 months. Mr. Weadock's annual salary was increased from $500,000 to $525,000 on May 1, 1995 after an interval of 18 months. Mr. Boynton's annual salary was increased from $465,000 to $650,000 during 1995 to reflect his promotion from President of Caesars Atlantic City casino to his current position as President and Chief Executive Officer of Caesars World, Inc. Mr. Ward's annual salary was increased from $400,000 to $425,000 on December 1, 1995 after an interval of 18 months.

ANNUAL INCENTIVE BONUS. Under the ITT Annual Incentive Bonus Plan applicable to both ITT and Old ITT, the amounts of annual bonus awards are based upon corporate financial performance for the year compared to annual performance goals established by the Committee at the beginning of the year. For 1995, such performance goals for Old ITT were earnings per share compared to budget, earnings per share compared to the prior year and return on equity compared to budget. These measures were weighted 40%, 40% and 20%, respectively. The weighted average performance factor under the formula was calculated at 106%. Under a leveraged performance/payout schedule, the performance factor generated a standard bonus adjustment factor of 116.5%. The calculated bonus amounts for 1995 performance by Messrs. Araskog, Bowman and Ward are shown in the Summary Compensation Table following this report and were determined strictly in accordance with the above described formula and standard bonus adjustment factor. The bonus factor for Mr. Weadock reflects the performance measurement formula applicable to ITT Sheraton Corporation; the bonus amount for Mr. Boynton reflects the performance measurement formula applicable to Caesars World, Inc. The bonus amounts paid to Messrs. Araskog, Bowman, Weadock, Boynton and Ward were reviewed and approved by the Committee prior to payment.

STOCK OPTION AWARDS. Stock option awards provide long-term incentives which are directly related to the performance of ITT Common Stock. Options generally have a 10-year term and closely align the executive's interests with those of other shareholders. Outstanding stock options in respect of common stock of Old ITT were adjusted to reflect the effects of the Distribution on December 19, 1995. Holders of Old ITT stock options surrendered their outstanding options in exchange for substitute options to purchase ITT Common Stock. Pursuant to the formulas intended to preserve the economic value of the options to purchase the common stock of Old ITT, the substitute stock options' exercise prices were fixed at approximately 41.9% of the Old ITT option exercise prices and the number of shares subject to options were increased by a factor of approximately 238.9% of the Old ITT shares. The

--------------------------------------------------------------------------------

stock option award tables included in this Proxy Statement reflect the above adjustments.

On May 9, 1995 options to purchase an aggregate of 474,500 shares of the common stock of Old ITT were granted to 12 executive officers of ITT at the exercise price of $108.75 per share (the closing price of a share of common stock of Old ITT on the New York Stock Exchange on the grant date). The stock options granted to senior executives, including the named officers, were subject to an exercisability threshold. The options became exercisable on March 5, 1996, when the closing price of ITT Common Stock (as adjusted to give effect to the Distribution) remained at or above 125% of the grant price for ten consecutive trading days. Further details on the option grants for the named executive officers during 1995, and the effect of the Distribution on such options, are shown in the table of Stock Option Grants in 1995 on page 22 herein.

The Committee awarded Mr. Araskog options to purchase 180,000 shares during 1995 (429,971 when adjusted to give effect to the Distribution). This award (and the option award for Mr. Bowman) was above the 90th percentile of competitive practice based on a Towers Perrin survey of long-term incentives among large public companies which measures grant size in terms of the aggregate exercise price of the options (number of shares multiplied by the option exercise price) expressed as a multiple of base salary. The Committee elected to make the awards at this level of competitive practice to provide significant incentive for management to continue its strategy for building shareholder value.

LONG-TERM PERFORMANCE PLAN PAYMENTS. In anticipation of the Distribution, effective October 10, 1995, the Board of Directors of Old ITT amended the Long-Term Performance Plan (the "LTPP") of Old ITT to permit the Committee, in its sole discretion, to increase or decrease payments under the plan based upon events or circumstances that have a material impact on the overall performance of the Corporation. The effect of the amendment was to permit the Committee to authorize payments that were greater than what would have been permitted under the original plan formula. With respect to Messrs. Araskog, Bowman and Ward, the Committee authorized payments greater than what would have been permitted under the original plan formula in recognition of their roles in effecting the Distribution. Mr. Weadock's payment was based on the original performance formula applicable to ITT's information services business. Mr. Boynton did not participate in the plan. The Committee authorized payments which aggregated $6,174,900 for 10 participating executive officers of ITT. The authorized LTPP payments as a percentage of the original target awards for Messrs. Araskog, Bowman, Weadock and Ward were 75%, 75%, 200% and 75%, respectively. The actual payments for the named officers are shown in the Summary Compensation Table following this report under the heading "Long-Term Incentive Plan Payouts."

RESTRICTED STOCK AWARDS. On May 9, 1995, the Committee awarded shares of restricted stock to five executive officers. An aggregate of 47,500 restricted shares were issued, including 25,000, 10,000 and 2,500 shares of ITT Common Stock for Messrs. Araskog, Bowman and Ward, respectively. Mr. Araskog's shares will remain restricted until January 1, 2001; Messrs. Bowman and Ward's shares will remain restricted until May 9, 2000.

The restricted stock awards in 1995 were adjusted to give effect to the Distribution. In order to preserve the intended benefits to both ITT and the recipients of such awards, holders of the restricted stock exchanged their restricted stock in Old ITT for restricted stock of ITT. In order to preserve the value of such restricted stock, each share of restricted stock in Old ITT was exchanged for approximately 2.39 shares of restricted stock in ITT.

EMPLOYEE BENEFITS. Executives also participate in ITT's broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance and other benefit plans. Further details on the pension plans in which Messrs. Araskog, Bowman, Weadock, Boynton and Ward participate are provided on pages 25 through 27.

In 1995, the Board adopted the 1996 ITT Deferred Compensation Plan. Under this plan, executives with a base salary of $200,000 or more may elect to defer receipt of all or a portion of their 1995 bonus. ITT will credit interest on the deferred compensation based upon the performance of benchmark investment funds made available under the plan and selected by the executive.

--------------------------------------------------------------------------------

DISCUSSION OF THE COMMITTEE'S POLICY REGARDING
QUALIFYING COMPENSATION FOR DEDUCTIBILITY UNDER
SECTION 162(M) OF THE INTERNAL REVENUE CODE

Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") was passed by Congress and signed into law by the President in August 1993. Under OBRA, which created Code subsection 162(m), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years beginning on or after January 1, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (a) the attainment of an objective performance goal or goals; (b) an outside director requirement; and (c) a shareholder approval requirement. Proposed regulations issued by the Internal Revenue Service in 1993 and 1994 provided broad guidance to companies, but were not intended to be comprehensive.

It is the policy of the Committee to establish a competitive executive compensation program and to design and administer incentive plans which relate rewards directly to the overall performance of the Corporation and the individual executive's specific contribution. To qualify pay for exemption from
Section 162(m) as "performance-based compensation," the requirements of OBRA and the proposed regulations generally preclude the use of discretion in determining specific amounts of compensation. Accordingly, base salaries are subject to the $1 million limit on deductible compensation as are annual bonus amounts where discretion is used to increase an executive's payment above an amount determined strictly by an objective formula.

In light of OBRA, it is the policy of the Committee to modify where practicable the executive incentive plans so as to maximize the tax deductibility of compensation paid to its top executive officers. Accordingly, the proposed ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers, submitted for shareholder approval, will qualify annual bonuses under that plan as "performance-based compensation".

The Committee believes that the overall performance of its most senior executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interest of the Corporation and its shareholders. Under some circumstances (other than in the context of the ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers), the Committee's use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used by the Committee, compensation may not be fully deductible. The Committee does not believe that such loss of deductibility will have any material impact on the financial condition of the Corporation.

This report is furnished by the members of the Compensation and Personnel Committee. The members of the Compensation and Personnel Committee are listed below.

BETTE B. ANDERSON
NOLAN D. ARCHIBALD
ROBERT A. BURNETT
PAUL G. KIRK, JR.
EDWARD C. MEYER
MARGITA E. WHITE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1995, Messrs. Burnett and Kirk served as co-chairman of the Compensation and Personnel Committee of Old ITT. Effective as of December 19, 1995, Mr. Kirk became the sole Chairman of the Compensation and Personnel Committee of ITT. None of the members of the Committee has served as an officer or employee of ITT or any of its subsidiaries.

--------------------------------------------------------------------------------

CORPORATE PERFORMANCE GRAPH

The Common Stock of ITT commenced "regular way" trading on the New York Stock Exchange on December 20, 1995. As a result, the Common Stock of ITT traded on the New York Stock Exchange only six days during 1995. In an effort to present shareholders more meaningful information to evaluate the compensation paid to the named executives, ITT has included below a performance graph for Old ITT for the five fiscal years ended December 31, 1995 (the graph assumes the Distribution was effected on December 29, 1995). For purpose of the period December 20, 1995 (the date following the Distribution) through December 29, 1995, the graph reflects the composite prices of ITT, ITT Industries, Inc. and ITT Hartford Group, Inc.

                            CUMULATIVE TOTAL RETURN
          (BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1990)

                                      ITT                             S&P
      MEASUREMENT PERIOD          CORPORATION                    CONGLOMERATES
    (FISCAL YEAR COVERED)            (OLD)          S&P 500          INDEX
DEC-90                                     100             100             100
DEC-91                                     124             130             108
DEC-92                                     159             140             134
DEC-93                                     206             155             177
DEC-94                                     224             157             168
DEC-95                                     320             215             218

Source: Georgeson & Company Inc.
---------------
(1) The aggregate total return to the holders of the common stock of Old ITT was approximately $4.5 billion from December 31, 1994 through December 31, 1995. This return assumes that the holders of the common stock of Old ITT continued to hold the common stock of ITT, ITT Industries, Inc. and ITT Hartford Group, Inc. for the period from December 20, 1995 through December 31, 1995.

--------------------------------------------------------------------------------

COMPENSATION OF ITT EXECUTIVE OFFICERS

The following table discloses the compensation received by ITT's Chief Executive and the four other most highly paid executive officers for services rendered to ITT (including compensation received from Old ITT prior to the Distribution) for the three fiscal years ending December 31.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                   COMPENSATION
                                                                       -------------------------------------
                                          ANNUAL COMPENSATION
                                   ---------------------------------            AWARDS              PAYOUTS
                                                             OTHER     -------------------------   ---------
                                                            ANNUAL                    SECURITIES   LONG-TERM   ALL OTHER
                                                            COMPEN-     RESTRICTED    UNDERLYING   INCENTIVE    COMPEN-
    NAME AND PRINCIPAL                                     SATION(2)      STOCK        OPTIONS       PLAN       SATION
         POSITION           YEAR   SALARY($)   BONUS($)       ($)      AWARDS(3)($)     (4)(#)     PAYOUTS(5)   (6)($)
--------------------------  ----   ---------   ---------   ---------   ------------   ----------   ---------   ---------
Rand V. Araskog
Chairman and Chief          1995   2,000,000   2,330,800    251,063      2,718,750      429,971    2,625,000     449,962
Executive                   1994   1,625,000   2,405,000    219,457             --      429,971           --      58,656
                            1993   1,525,000   2,584,900    185,793             --      391,675           --      54,346
Robert A. Bowman
President and Chief         1995    583,333     611,800      44,942      1,087,500      143,324      900,000      37,380
Operating Officer           1994    456,250     471,750      25,534             --      143,324           --      13,844
                            1993    416,667     540,300     368,537             --      156,669           --      11,388
Daniel P. Weadock
Senior Vice President of    1995    516,667     398,800     433,646             --       59,718    1,280,000      44,321
  ITT; President and Chief  1994    500,000     385,000      13,408             --       83,605           --      17,500
Executive Officer of ITT    1993    462,689     278,000      24,468             --       91,390           --      16,194
Sheraton Corporation
Peter G. Boynton(1)
Senior Vice President of    1995    578,117     299,776     105,288             --       59,718           --      14,500
  ITT; President and Chief  1994         --          --          --             --           --           --          --
Executive Officer of        1993         --          --          --             --           --           --          --
Caesars World, Inc.
Richard S. Ward
Executive Vice President,   1995    401,667     269,200      35,103        271,875       83,605      225,000      44,545
General Counsel and         1994    358,750     336,874      22,544             --       83,605           --      14,338
Corporate Secretary         1993    285,833     200,000      30,953             --       65,279           --      10,976

--------------------------------------------------------------------------------

(1) Mr. Boynton became an executive officer of ITT following the January 1995 acquisition of Caesars World, Inc. As a result, the 1994 and 1993 compensation paid to Mr. Boynton by Caesars World, Inc. has not been included.

(2) Amounts shown in this column are tax reimbursement allowances, which are intended to offset the inclusion in taxable income of the value of certain benefits, except that: (a) the amounts shown for Mr. Araskog also include $92,224, $128,873 and $99,929 in 1995, 1994 and 1993, respectively, for personal benefits including tax and financial counseling and transportation services, (b) the amount shown for Mr. Bowman in 1993 also includes $205,373 in relocation allowance, (c) the amount shown for Mr. Weadock in 1995 also includes $426,597 in relocation allowance, (d) the amount shown for Mr. Boynton in 1995 also includes $41,074 in relocation allowance and $32,999 in automobile allowance and (e) the amount shown for Mr. Ward in 1993 also includes $11,167 in relocation allowance.

(3) On May 9, 1995, Messrs. Araskog, Bowman and Ward were granted 25,000, 10,000 and 2,500 restricted shares, respectively, of common stock of Old ITT when the market value was $108.75 per share. In connection with the Distribution, holders of restricted stock of Old ITT surrendered such restricted stock in exchange for restricted stock in ITT. In order to preserve the economic value of the surrendered restricted stock, each share of restricted stock in Old ITT was exchanged for approximately 2.39 shares of restricted stock in ITT.

    Neither Mr. Araskog, Mr. Bowman nor Mr. Ward hold any other shares of restricted stock in ITT. The shares of restricted stock awarded to Mr. Araskog are scheduled to vest on January 1, 2001. The shares of restricted stock awarded to Messrs. Bowman and Ward are scheduled to vest on May 9, 2000, the fifth anniversary of the date of grant. Shares of restricted stock are entitled to participate in any dividends paid with respect to ITT Common Stock. Based on the NYSE consolidated trading closing price of ITT Common Stock on December 29, 1995 of $53.00, the value of substitute restricted stock awards for Messrs. Araskog, Bowman and Ward was $3,165,054, $1,266,011 and $316,516, respectively.

(4) The named executives do not hold any stock appreciation rights in connection with the options shown above. The numbers have been adjusted to give effect to the Distribution. As a result, the numbers for the years 1994 and 1993 assume that, in each case, the Distribution was consummated prior to the end of such year. In connection with the Distribution, Mr. Araskog, Mr. Bowman, Mr. Weadock, Mr. Boynton and Mr. Ward each surrendered

--------------------------------------------------------------------------------

    their options to purchase the common stock of Old ITT. In exchange for the surrender of such options, ITT granted such executives substitute options to purchase ITT Common Stock. Pursuant to formulas intended to preserve the economic value of the options, the substitute options' exercise prices were fixed at approximately 41.9% of the Old ITT options exercise prices and the numbers of shares subject to options were increased by a factor of approximately 238.9% of the Old ITT shares.

(5) Payouts represent amounts earned under the Long-Term Performance Plan established by Old ITT for the period 1991 through 1995. On October 10, 1995 the Board amended the Long-Term Performance Plan to permit the Compensation and Personnel Committee, in its sole discretion, to increase or decrease payments under such plan based upon events or circumstances that have a material impact on the overall performance of the Corporation. The effect of the amendment was to permit the Committee to authorize payments that in certain cases were greater than what would have been permitted under the original plan formula. With respect to Messrs. Araskog, Bowman and Ward, the Committee authorized payments approximately 60% greater than what would have been permitted under the original plan formula in recognition of their roles in managing the Distribution. Mr. Weadock's payment was based on the original performance formula applicable to ITT's information services business. Mr. Boynton did not participate in the plan.

(6) In the case of Messrs. Araskog, Bowman, Weadock and Ward, the amounts shown in this column are contributions by the Corporation under the ITT Investment and Savings Plan and the ITT Excess Savings Plan, which are defined contribution plans. Under such plans, the Corporation makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. Under these plans, the Corporation also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee's salary. In 1995, the Employee Stock Ownership Plan (the "ESOP") of Old ITT was terminated and unallocated shares remaining after the related ESOP loan was repaid were distributed among all participants. Except in the case of Mr. Boynton, the amounts shown for 1995 also include an allocation of certain amounts as a result of the termination of the ESOP.

    In the case of Mr. Boynton, $4,500 of the amount shown in this column is a contribution by Caesars World, Inc. ("Caesars") under the Caesars' 401(k) Retirement Savings Plan. Such plan provides for Caesars to contribute one percent (1%) of certain compensation of all participants into the plan and for participants to voluntarily contribute up to twelve (12%) of certain compensation into the plan, subject to tax law restrictions. For every dollar a participant in the Caesars plan contributes from the first four percent (4%) of compensation, Caesars will contribute fifty percent (50%) of such amount. The annual compensation of each employee taken into account under the plan year cannot exceed $150,000. In the case of Mr. Boynton, $10,000 of the amount shown in this column is an honorarium paid upon his election in July 1995 as a senior vice president of the Corporation.

    In the case of Mr. Araskog, the amount also includes $354,156 paid by the Corporation for premiums on a split-dollar life insurance policy maintained jointly for Mr. and Mrs. Araskog. The Corporation is entitled to be reimbursed for its payments with respect to such policy upon the earlier to occur of: (i) the death of Mr. Araskog or Mrs. Araskog, whichever occurs later, and (ii) the date on which the cash surrender value of the policy is sufficient to repay amounts paid by ITT and continue to sustain the policy until the year 2035, which is expected to occur at the end of the year 2008.

--------------------------------------------------------------------------------

OPTION GRANTS ON ITT COMMON STOCK TO ITT EXECUTIVES IN LAST FISCAL YEAR

The following table provides information on fiscal year 1995 grants of options to the named ITT executives to purchase shares of common stock of Old ITT. The stock options granted to each of the ITT executives listed below were issued in 1995. In connection with the Distribution, Mr. Araskog, Mr. Bowman, Mr. Weadock, Mr. Boynton and Mr. Ward each surrendered their options to purchase the common stock of Old ITT. In exchange for the surrender of such options, ITT granted such executives substitute options to purchase ITT Common Stock. Pursuant to formulas intended to preserve the economic value of the options to purchase the common stock of Old ITT, the substitute options' exercise prices were fixed at approximately 41.9% of the Old ITT options exercise prices and the numbers of shares subject to options were increased by a factor of approximately 238.9% of the Old ITT shares. The numbers of shares subject to options and the exercise prices for such options set forth below have been adjusted to reflect the issuance of substitute options to purchase ITT Common Stock.

                                            STOCK OPTION GRANTS IN 1995                 POTENTIAL REALIZABLE
                                 --------------------------------------------------   VALUE AT ASSUMED ANNUAL
                                 NUMBER OF                                              RATES OF STOCK PRICE
                                 SECURITIES    % OF TOTAL                                 APPRECIATION FOR
                                 UNDERLYING     OPTIONS                                     OPTION TERM
                                  OPTIONS      GRANTED TO    EXERCISE                 ------------------------
                                 GRANTED(1)   EMPLOYEES IN   PRICE(3)    EXPIRATION       5%           10%
             NAME                   (#)         1995(2)      ($/SHARE)      DATE         ($)           ($)
-------------------------------  ----------   ------------   ---------   ----------   ----------   -----------
Rand V. Araskog                    429,971         8.4          45.53    5/11/2005    12,310,070    31,198,696
Robert A. Bowman                   143,324         2.8          45.53    5/11/2005     4,103,366    10,399,589
Daniel P. Weadock                   59,718         1.2          45.53    5/11/2005     1,709,726     4,333,138
Peter G. Boynton                    59,718         1.2          45.53    5/11/2005     1,709,726     4,333,138
Richard S. Ward                     83,605         1.6          45.53    5/11/2005     2,393,611     6,066,379

--------------------------------------------------------------------------------

(1) The numbers in this column represent options to purchase ITT Common Stock.

(2) Percentages indicated are based on the original number of options granted in 1995 compared to a total of 2,148,100 options on the common stock of Old ITT granted to 795 employees in 1995.

(3) The exercise price per share was $108.75, 100% of the fair market value of a share of common stock of Old ITT on the date of grant (as described above, such exercise price has been adjusted to $45.53 to give effect to the Distribution). The exercise price may be paid in cash or in shares of ITT Common Stock valued at their fair market value on the date of exercise. The options granted were not exercisable until March 5, 1996, the date on which the trading price of ITT Common Stock equaled or exceeded $56.91 per share (as adjusted) for ten consecutive trading days.

--------------------------------------------------------------------------------

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

The following table provides information on option exercises in 1995 by the named executives of ITT and the value of each such executive's unexercised options to acquire ITT Common Stock at December 29, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  SHARES                         OPTIONS AT                  OPTIONS HELD AT
                                 ACQUIRED      VALUE        FISCAL YEAR-END(#)(1)         FISCAL YEAR-END($)(2)
                               ON EXERCISE    REALIZED   ---------------------------   ---------------------------
            NAME                   (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  ------------   --------   -----------   -------------   -----------   -------------
Rand V. Araskog                     --           --        821,646        429,971      14,626,448      3,211,883
Robert A. Bowman                    --           --        369,625        152,028       7,780,111      1,289,884
Daniel P. Weadock                   --           --        262,468         59,718       6,096,121        446,093
Peter G. Boynton                    --           --             --         59,718              --        446,093
Richard S. Ward                     --           --        178,390         83,605       3,638,251        624,529

--------------------------------------------------------------------------------

(1) In connection with the Distribution, Mr. Araskog, Mr. Bowman, Mr. Weadock, Mr. Boynton and Mr. Ward each surrendered their options to purchase the common stock of Old ITT. In exchange for the surrender of such options, ITT granted such executives substitute options to purchase ITT Common Stock. Pursuant to formulas intended to preserve the economic value of the options to purchase the common stock of Old ITT, the substitute options' exercise prices were fixed at approximately 41.9% of the Old ITT options exercise prices and the numbers of shares subject to options were increased by a factor of approximately 238.9% of the Old ITT shares. The number of shares subject to options and the exercise prices for such options shown in the above table reflect such substitute options.

(2) Based on the NYSE consolidated trading closing price of ITT Common Stock on December 29, 1995 of $53.00.

SEVERANCE PAY PLAN

The Compensation and Personnel Committee of the Board has adopted a policy that it will not authorize the execution of any executive employment contracts which would provide for severance payments constituting "parachute payments" as defined in the Internal Revenue Code of 1986, as amended, unless the shareholders of the Corporation are afforded the opportunity to approve such contracts.

A severance pay plan applies to ITT senior executives who are U.S. citizens or who are employed in the U.S., including all executive officers of ITT other than Mr. Araskog. Under the plan, if a participant's employment is terminated by ITT, other than for cause or as a result of other occurrences specified in the plan, the participant is entitled to severance pay in an amount up to 24 months of base salary depending upon his or her length of service. In no event shall such severance pay exceed the amount of base salary for the number of months remaining between the termination of employment and the participant's normal retirement date or two times the participant's total annual compensation during the year immediately preceding such termination. The plan includes offset provisions for other compensation from ITT and requirements on the part of executives with respect to non-competition and compliance with the ITT Code of Corporate Conduct. Under the plan, severance payments would ordinarily be made monthly over the scheduled term of such payments; however, ITT has the option to make such payments in the form of a single (discounted) lump sum payment. As of March 1, 1996, the named executive officers in the Summary Compensation Table on page 20 participate in this plan, except for Mr. Araskog who is covered by an employment agreement.

The annual salaries of Messrs. Bowman, Weadock, Boynton and Ward as of March 1, 1996 were $700,000, $525,000, $663,000 and $425,000, respectively.

EMPLOYMENT CONTRACT

The Corporation has entered into an employment contract with Mr. Araskog which provides for, among other things: (i) a base salary of

--------------------------------------------------------------------------------

$2,000,000 per year, entitlement to receive bonus and additional incentive compensation each year as may be awarded in the discretion of the Compensation and Personnel Committee of the Board, participation in ITT's benefit plans (other than pre-retirement and post-retirement life insurance benefits), contractual disability and death benefits, his employment as chairman and chief executive of ITT until October 31, 2000 (when he will have reached age 69); (ii) his service as consultant to his successor as chief executive of ITT from November 1, 2000 through October 31, 2003 for a fee of not less than $400,000 per year, (iii) his nomination as a director of ITT at each annual meeting of ITT shareholders commencing with the annual meeting for 2001 and including the annual meeting to be held in 2003 and, upon election, payment to him of the usual director's fees for service in such capacity; (iv) the provision of office space and certain staff and transportation assistance in connection with his service as a director and consultant subsequent to October 31, 2000; (v) certain payments in the event that (A) at any time prior to October 31, 2000, Mr. Araskog is not re-elected as chairman and employed as chief executive, which payments would be made (I) in monthly installments over the term of the contract remaining through October 31, 2000 in amounts equal per annum to the salary received by Mr. Araskog for the calendar year immediately preceding such event plus a percentage of the average bonus received by Mr. Araskog with respect to the three calendar years immediately preceding such event and (II) in the form of a discounted lump sum payment on or about October 31, 2000 equal to the then present value of the consulting fee and the director's fees referred to above, and (B) after completion of services through October 31, 2000 in accordance with the terms of the contract, Mr. Araskog at any time prior to October 31, 2003 is not nominated as a director of ITT, which payment would be in the form of a discounted lump sum payment equal to the then present value of the balance remaining of the consulting fee and the director's fees referred to above; and
(vi) covenants by Mr. Araskog against competition with any business actively conducted by ITT or any of its subsidiaries and for compliance with the ITT Code of Corporate Conduct.

CHANGE-IN-CONTROL ARRANGEMENTS

Acceleration of the exercisability, payment or vesting of awards or benefits is provided for under the ITT 1995 Incentive Stock Plan and the retirement excess benefit plan upon the occurrence of a change in corporate control, which is generally defined in such plans as the occurrence of any of the following events: (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT or any employee benefit plan sponsored by ITT or a subsidiary of ITT, is the beneficial owner directly or indirectly of twenty percent or more of the outstanding common stock of ITT;
(ii) any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT or any employee benefit plan sponsored by ITT or a subsidiary of ITT, shall purchase shares pursuant to a tender offer or exchange offer to acquire any ITT Common Stock (or securities convertible into such Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act) directly or indirectly of fifteen percent or more of the outstanding ITT Common Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire ITT Common Stock); (iii) the stockholders of ITT shall approve (A) any consolidation or merger of ITT in which ITT is not the continuing or surviving corporation or pursuant to which shares of ITT Common Stock would be converted into cash, securities or other property, other than a merger of ITT in which holders of ITT Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT; or (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT within a 12-month period unless the election or nomination for election by ITT's shareholders of

--------------------------------------------------------------------------------

each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

PENSION PLANS

GENERAL. ITT has adopted the ITT Sheraton Plan as the ITT Salaried Retirement Plan and extended it to employees formerly covered by the Old ITT Salaried Retirement Plan. The Plan has been amended to recognize service with companies affiliated with ITT prior to December 19, 1995 for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any ITT retirement plan covering the same period of service. The Plan has been further amended to recognize service with ITT Industries, Inc. and ITT Hartford Group, Inc. after December 19, 1995 for eligibility and vesting purposes. Messrs. Araskog, Bowman, Weadock and Ward participate in the retirement plans maintained by ITT.

Executives of Caesars World, Inc. ("Caesars") do not participate in the retirement plans maintained by ITT. Accordingly, Mr. Boynton is covered by the Caesars Executive Security Plans (collectively, the "Caesars Pension Plan").

ITT RETIREMENT PLAN. The ITT Salaried Retirement Plan covers all eligible salaried employees of ITT, including senior executive officers and other ITT executives.

A member's annual pension equals two percent of the member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) will be defined under the Plan as the total of (i) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Plan upon completion of five years of eligibility service.

Applicable Federal legislation limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. ITT has adopted a non-qualified unfunded retirement plan (the "ITT Excess Pension Plan") for payment of those benefits at retirement that cannot be paid from the qualified retirement plan. The practical effect of the ITT Excess Pension Plan is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits under the ITT Excess Pension Plan will generally be paid directly by ITT. ITT has also created an excess plan trust under which excess benefits under the ITT Excess Pension Plan for certain officers of ITT will be funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ITT Excess Pension Plan).

Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Retirement Program at retirement at age 65 that are paid for by ITT, subject to the offsets described above.

--------------------------------------------------------------------------------

                             ITT PENSION PLAN TABLE

  AVERAGE                                   YEARS OF SERVICE
   FINAL         -----------------------------------------------------------------------
COMPENSATION         20             25             30             35             40
------------     -----------    -----------    -----------    -----------    -----------
 $   50,000      $    20,000    $    25,000    $    28,750    $    32,500    $    36,250
    100,000           40,000         50,000         57,500         65,000         72,500
    300,000          120,000        150,000        172,500        195,000        217,500
    500,000          200,000        250,000        287,500        325,000        362,500
    750,000          300,000        375,000        431,250        487,500        543,750
  1,000,000          400,000        500,000        575,000        650,000        725,000
  1,500,000          600,000        750,000        862,500        975,000      1,087,500
  2,000,000          800,000      1,000,000      1,150,000      1,300,000      1,450,000
  2,500,000        1,000,000      1,250,000      1,437,500      1,625,000      1,812,500
  3,000,000        1,200,000      1,500,000      1,725,000      1,950,000      2,175,000
  3,500,000        1,400,000      1,750,000      2,012,500      2,275,000      2,537,500
  4,000,000        1,600,000      2,000,000      2,300,000      2,600,000      2,900,000
  5,000,000        2,000,000      2,500,000      2,875,000      3,250,000      3,625,000

--------------------------------------------------------------------------------

The amounts shown under "Salary" and "Bonus" opposite the names of the individuals in the
Summary Compensation Table on page 20 comprise the compensation which is used for purposes of determining "average final compensation" under the plan. The years of service of each of the individuals for eligibility and benefit purposes as of December 31, 1995 are as follows: Rand V. Araskog, 29.09 years; Robert A. Bowman, 4.73 years; Daniel P. Weadock, 34.46 years; and Richard S. Ward, 26.44 years.

THE CAESARS PENSION PLAN. The Caesars Pension Plan provides for annual pension benefits for individuals retiring at age 65 payable in the form of a straight life annuity for various levels of compensation and years of service. Under the Caesars Pension Plan, benefits may also be payable as a lump sum, subject to Committee approval and other specified conditions. The Caesars Pension Plan is a defined benefit pension plan which is not a tax qualified plan and covers all full time salaried officers and selected other key executives. Benefits under the Caesars Pension Plan accrue at the rate of two percent of average annual salary for each year of credited service with a one-time additional 5% accrual after completion of ten years of credited service. Benefits vest after five years of credited service. Under certain circumstances, benefits may be forfeited concurrent with or following termination of employment.

Based upon various assumptions as to remuneration and years of service, the following table illustrates the estimated annual benefits payable from the Caesars Pension Plan at retirement at age 65. The amounts shown in the table are not subject to reduction for Social Security benefits or other offset amounts and are based upon the assumption that the Caesars Pension Plan continues in its present form.

--------------------------------------------------------------------------------

                           CAESARS PENSION PLAN TABLE

FIVE YEAR                            YEARS OF SERVICE
 AVERAGE       ------------------------------------------------------------
  SALARY          15           20           25           30           35
----------     --------     --------     --------     --------     --------
$  125,000     $ 43,750     $ 56,250     $ 68,750     $ 81,250     $ 81,250
   150,000       52,500       67,500       82,500       97,500       97,500
   175,000       61,200       78,750       96,250      113,750      113,750
   200,000       70,000       90,000      110,000      130,000      130,000
   225,000       78,750      101,250      123,750      146,250      146,250
   250,000       87,500      112,500      137,500      162,500      162,500
   300,000      105,000      135,000      165,000      195,000      195,000
   400,000      140,000      180,000      220,000      260,000      260,000
   500,000      175,000      225,000      275,000      325,000      325,000
   600,000      210,000      270,000      330,000      390,000      390,000
   800,000      280,000      360,000      440,000      520,000      520,000
 1,000,000      350,000      450,000      550,000      650,000      650,000
 1,200,000      420,000      540,000      660,000      780,000      780,000

--------------------------------------------------------------------------------

The remuneration covered by the Caesars Pension Plan is the average of the participant's highest five years of salary earned during his last ten years of employment with Caesars. The amount shown under "Salary" opposite the name of Mr. Boynton in the Summary Compensation Table on page 20 will be used for determining "average annual salary" under the plan. As of December 31, 1995, Mr. Boynton had 19.67 years of credited service under the Caesars Pension Plan.

--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table shows as of December 31, 1995 the beneficial ownership of persons known to the Corporation to be the beneficial owners of more than five percent of ITT Common Stock.

             NAME AND                       AMOUNT AND
            ADDRESS OF                      NATURE OF
            BENEFICIAL                      BENEFICIAL
               OWNER                        OWNERSHIP           PERCENT OF CLASS
-----------------------------------    --------------------     ----------------
AXA Assurances I.A.R.D. Mutuelle
La Grande Arche
Pardi Nord
92044 Paris La Defense France          14,297,145 shares(1)            12.2%
Bankers Trust New York Corporation
280 Park Avenue
New York, New York 10017               10,457,610 shares(2)             8.9%
FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109             6,098,102 shares(3)            5.23%

--------------------------------------------------------------------------------

(1) A January 9, 1996 Schedule 13G provided to ITT reflects that subsidiaries of AXA Assurances I.A.R.D. Mutuelle ("AXA") own 14,297,145 shares of ITT Common Stock. Of the reported shares, The Equitable Life Assurance Society of the United States, an indirect subsidiary of AXA ("Equitable"), owns 1,130,800 shares. Of these shares, Equitable is deemed to have (i) sole power to vote or to direct the vote with respect to 1,005,800 shares, (ii) shared power to vote or to direct the vote with respect to 125,000 shares and (iii) sole power to dispose or to direct the disposition of 1,130,800 shares. Alliance Capital Management L.P., an indirect subsidiary of AXA ("Alliance"), owns 13,021,335 shares which have been acquired on behalf of client discretionary investment advisory accounts. Of these shares, Alliance is deemed to have
    (i) sole power to vote or to direct the vote with respect to 10,513,620 shares, (ii) shared power to vote or to direct the vote with respect to 187,000 shares and (iii) sole power to dispose or to direct the disposition of 13,021,335 shares. Donaldson, Lufkin & Jenrette Securities Corporation, an indirect subsidiary of AXA, owns 6,485 shares and is deemed to have shared power to dispose or to the direct the disposition of such shares. In addition, Wood, Struthers & Winthrop Management Corporation, an indirect subsidiary of AXA ("Wood Struthers"), owns 138,525 shares which have been acquired on behalf of client discretionary investment advisory accounts. Of these shares, Wood Struthers is deemed to have (i) sole power to vote or to direct the vote with respect to 54,560 shares, (ii) shared power to vote or to direct the vote with respect to 68,190 shares and (iii)_ sole power to dispose or to direct the disposition of 138,525 shares.

(2) A Schedule 13G provided to ITT reflects that Bankers Trust New York Corporation, through its wholly-owned subsidiaries Bankers Trust Company (as Trustee for various trusts and employee benefit plans, and as investment advisor) and BT Securities Corporation, and its indirectly wholly-owned subsidiary Bankers Trust International PLC, beneficially owns 10,457,610 shares of ITT Common Stock. Of these shares, Bankers Trust Company is deemed to have (i) sole power to vote or to direct the vote with respect to 10,312,710 shares, (ii) shared power to vote or to direct the vote with respect to 1,500 shares, (iii) sole power to dispose or to direct the disposition of 2,024,028 shares and (iv) shared power to dispose or to direct the disposition of 6,205 shares. BT Securities Corporation is deemed to have (i) sole power to vote or to direct the vote with respect to 30,000 shares and (ii) sole power to dispose or to direct the disposition of such 30,000 shares. Bankers Trust International PLC is deemed to have (i) sole power to vote or to direct the vote with respect to 113,400 shares and (ii) sole power to dispose or to direct the disposition of such 113,400 shares. Bankers Trust Company was the record owner of 859,709 shares of ITT Common Stock as Trustee of ITT's various employee stock ownership plans with respect to which it disclaims beneficial ownership.

(3) A February 14, 1996 Schedule 13G provided to ITT reflects that FMR Corp. ("FMR") beneficially owns 6,098,102 shares of ITT Common Stock. Of such reported shares, Fidelity Management & Research

--------------------------------------------------------------------------------

    Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,808,659 shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and as a result of acting as sub-adviser to Fidelity American Special Situations Trust ("FASST"). The investment adviser of FASST is Fidelity Investment Services Limited, an English company and a subsidiary of Fidelity International Limited ("FIL"). Edward C. Johnson 3d, the Chairman of FMR, FMR, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 5,804,659 shares of ITT Common Stock owned by the Fidelity Funds. FIL, FMR, through its control of Fidelity, and FASST each has sole power to vote and to dispose of the 4,000 shares of ITT Common Stock held by FASST. Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR, and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 275,043 shares of ITT Common Stock as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR, through its control of FMTC, has sole dispositive power over 275,043 shares and sole power to vote or to direct the voting of 198,243 shares, and no power to vote or to direct the voting of 76,800 shares of ITT Common Stock owned by certain institutional accounts. The number of shares of ITT Common Stock reported includes 3,400 shares owned directly by Edward C. Johnson 3d or in trusts for the benefit of Edward C. Johnson 3d or an Edward C. Johnson 3d family member for which Edward C. Johnson 3d serves as trustee and over which he has sole voting and dispositive power. FIL and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 15,000 shares of ITT Common Stock, which includes 4,000 shares of ITT Common Stock owned by FASST.

--------------------------------------------------------------------------------

The following table shows as of January 31, 1996 the beneficial ownership of shares of ITT Common Stock by each director and nominee, by each of the executive officers named in the Summary Compensation Table on page 20, and by the directors and executive officers as a group.

                                                 AMOUNT AND
                  NAME OF                         NATURE OF
                 BENEFICIAL                      BENEFICIAL
                   OWNER                        OWNERSHIP(1)                     PERCENT OF CLASS
--------------------------------------------  -----------------                 -------------------
Bette B. Anderson                                  2,000 shares(2)                        *
Rand V. Araskog                                1,737,851 shares                         1.5%
Nolan D. Archibald                                 8,350 shares(3)                        *
Robert A. Bowman                                 546,531 shares                           *
Robert A. Burnett                                  1,170 shares                           *
Paul G. Kirk, Jr.                                  1,010 shares                           *
Edward C. Meyer                                    2,500 shares                           *
Benjamin F. Payton                                   492 shares                           *
Vin Weber                                             no shares(4)                        *
Margita E. White                                   2,000 shares                           *
Kendrick R. Wilson III                                no shares(5)                        *
Daniel P. Weadock                                369,897 shares                           *
Peter G. Boynton                                  59,718 shares(6)                        *
Richard S. Ward                                  289,455 shares                           *
All directors and executive officers as a
  group (22)                                   4,465,739 shares                         3.8%

--------------------------------------------------------------------------------

 *  Less than one percent.

(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission, shares
    (i) receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after January 31, 1996, and (ii) allocated to the accounts of certain directors and executive officers under the ITT Investment and Savings Plan at January 31, 1996, are deemed to be beneficially owned by such directors and executive officers at said date. Of the number of shares shown above, (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of:
    Mr. Araskog, 1,251,617 common shares; Mr. Bowman, 521,653 common shares; Mr. Weadock, 322,186 common shares; Mr. Boynton, 59,718 common shares; Mr. Ward, 261,995 common shares; and all present directors and executive officers as a group, 3,775,342 common shares; and (ii) the following amounts were allocated under the ITT Investment and Savings Plan to the accounts of: Mr. Araskog, 19,708 common shares; Mr. Bowman, 950 common shares; Mr. Weadock, 26,632 common shares; Mr. Ward, 8,784 common shares; and all present directors and executive officers as a group, 72,085 common shares.

(2) An additional 83 shares of ITT Common Stock are owned by Mrs. Anderson's husband. Mrs. Anderson disclaims beneficial ownership in such shares.

(3) Mr. Archibald sold 7,000 shares of ITT Common Stock on February 8, 1996.

(4) Mr. Weber purchased 100 shares of ITT Common Stock on February 22, 1996.

(5) Mr. Wilson purchased 2,000 shares of ITT Common Stock on February 21, 1996.

(6) Mr. Boynton purchased 1,000 shares of ITT Common Stock on March 11, 1996.

--------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lazard Freres & Co. LLC., of which Mr. Kendrick R. Wilson III is a Managing Director, performed various investment banking services for ITT and its subsidiaries in 1995. It is anticipated that such firm will perform similar services for ITT and its subsidiaries during 1996.

A By-law of ITT provides for mandatory indemnification of ITT directors and officers (including payment of legal fees) to the fullest extent permitted by applicable law. The By-law also provides that ITT may maintain insurance to indemnify its directors and officers against liabilities whether or not ITT would be permitted to indemnify them. This type of insurance, as well as policies under which ITT may be reimbursed for amounts paid in indemnification of its directors and officers, are in force. The premiums thereon, which aggregate $1,291,950 for a twelve month period, are paid by ITT. As authorized by such By-law, ITT has entered into indemnification agreements with its directors pursuant to which ITT agrees to indemnify them against all expenses, liabilities or losses incurred by the directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-laws of ITT as in effect on the date of such agreement; and (iii) in the event ITT does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as in effect on January 1, 1996 (ITT's obligations described in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the directors more protection than the indemnification By-law which is subject to change.

GENERAL

In addition to the matters described above, there will be an address by the chairman and chief executive at the Annual Meeting of Shareholders and a general discussion period during which shareholders will have an opportunity to ask questions about the business and operations of ITT.

As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the meeting other than that described above. As to such other business, if any, that may properly come before the meeting, the persons named as proxies will vote in accordance with their judgment.

Present and former officers, directors and other employees of ITT may solicit proxies by telephone, telecopy, telegram or mail, or by meetings with shareholders or their representatives. ITT will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. All expenses of solicitation of proxies will be borne by ITT. In addition, ITT has retained Georgeson & Company Inc. to assist in the solicitation for a fee of $12,500, plus reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Georgeson & Company Inc. will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the ITT Common Stock held on March 25, 1996 by such person.

By Order of the Board of Directors,


/s/ Richard S. Ward
-------------------
RICHARD S. WARD
Executive Vice President, General
Counsel and Corporate Secretary

Dated: March 28, 1996

APPENDIX I
ITT CORPORATION ANNUAL
PERFORMANCE-BASED
INCENTIVE PLAN FOR EXECUTIVE OFFICERS

The following is the text of the ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers:

1. PURPOSE

This Annual Performance-Based Incentive Plan (the "Performance Plan") is designed to reward executive officers of ITT Corporation and its subsidiaries (the "Corporation") for achieving performance objectives. The Performance Plan is intended to provide an incentive for superior performance and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of the Corporation and its shareholders, and to enable the Corporation to attract and retain highly qualified executive officers. The Performance Plan is also intended to secure the full deductibility of bonus compensation payable to the Corporation's Chief Executive Officer and the four highest compensated executive officers (collectively the "Covered Employees") whose compensation is required to be reported in the Corporation's proxy statement and all compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

2. ELIGIBILITY AND PARTICIPATION

Only those executive officers of the Corporation who are officers at the level of senior vice president or above shall be eligible to participate in the Performance Plan. Prior to or at the time performance objectives are established for a "Performance Period", as defined below, the Compensation and Personnel Committee (the "Committee") of the Corporation's Board of Directors (the "Board") will designate in writing which executive officers among those who may be eligible to participate in the Performance Plan shall in fact be participants for such Performance Period.

3. PLAN YEAR, PERFORMANCE PERIODS AND
   PERFORMANCE OBJECTIVES

The fiscal year of the Performance Plan (the "Plan Year") shall be the fiscal year beginning on January 1 and ending on December 31. The performance period (the "Performance Period") with respect to which bonuses may be payable under the Performance Plan shall generally be the Plan Year, provided that the Committee shall have the authority to designate different Performance Periods under the Performance Plan.

Within the first ninety (90) days of each Performance Period the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of bonus compensation payable to each participant under the Performance Plan if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and compensation formulae or methods must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent (25%) of the total number of days in such Performance Period.

Performance goals shall be based upon one or more of the following business criteria for the Corporation as a whole or any of its subsidiaries, operating divisions or other operating units: earnings before interest, taxes, depreciation and amortization ("EBITDA"), pre-tax operating income, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on sales or productivity improvements. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may be based upon a participant's attainment of personal objectives with respect to any of the foregoing performance goals, negotiating transactions and sales, or developing long-term business goals. Measurements of the Corporation's or a participant's performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms,

--------------------------------------------------------------------------------

they shall be determined according to generally accepted accounting principles ("GAAP") as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date.

4. DETERMINATION OF BONUS AWARDS

As soon as practicable after the end of each Performance Period, the Committee shall certify in writing to what extent the Corporation and the participants have achieved the performance goals or goals for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award and the Committee shall calculate the amount of each participant's bonus for such Performance Period based upon the performance goals, objectives and computation formulae or methods for such Performance Period. The Committee shall have no discretion to increase the amount any participant's bonus as so determined, but may reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

No participant's bonus for any Plan Year shall exceed the lesser of 200% of the participant's base annual salary as in effect as of the last day of such Plan Year or $4,000,000.

5. PAYMENT OF AWARDS

Approved bonus awards shall be payable by the Corporation in cash to each participant, or to his estate in the event of his death, as soon as practicable after the end of each Performance Period and after the Committee has certified in writing that the relevant performance goals were achieved.

A bonus award that would otherwise be payable to a participant who is not employed by the Corporation or one of its subsidiaries on the last day of a Performance Period shall be prorated, or not paid, in accordance with rules and regulations adopted by the Committee for the administration of the Performance Plan.

6. OTHER TERMS AND CONDITIONS

No bonus awards shall be paid under the Performance Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Performance Plan, including the business criteria described in the Performance Plan, are disclosed to the Corporation's shareholders and are approved by the shareholders by a majority of votes cast in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law).

No person shall have any legal claim to be granted an award under the Performance Plan and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, bonus awards under the Performance Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Performance Plan shall be payable from the general assets of the Corporation and no participant shall have any claim with respect to any specific assets of the Corporation.

Neither the Performance Plan nor any action taken under the Performance Plan shall be construed as giving any employee the right to be retained in the employ of the Corporation or any subsidiary or to maintain any participant's compensation at any level.

The Corporation or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owned by the employee of the Corporation or any of its subsidiaries.

7. ADMINISTRATION

All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code. Until changed by the Board, the Compensation and Personnel Committee of the Board shall constitute the Committee hereunder.

The Committee shall have full power and authority to administer and interpret the provisions of the Performance Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Performance Plan and for the conduct of its business as the Committee deems necessary or advisable.

Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Corporation the authority to administer and interpret the procedural aspects of the Performance Plan, subject to the Performance Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

The Committee may rely on opinions, reports or statements of officers or employees of the Corporation or any subsidiary thereof and of company counsel (inside or retained counsel), public accountants and other professional or expert persons.

The Board reserves the right to amend or terminate the Performance Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Performance Plan to the requirements of
Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Performance Plan, the performance criteria specified in Section 2 or the maximum bonus payable to any participant without shareholder approval unless shareholder approval is not required in order for bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.

No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Performance Plan, and the Corporation shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Performance Plan, unless arising out of such person's own fraud or bad faith.

The place of administration of the Performance Plan shall be in the State of New York and the validity, construction, interpretation, administration and effect of the Performance Plan and the rules, regulations and rights relating to the Performance Plan, shall be determined solely in accordance with the laws of the State of New York.

[ITT LOGO]




YOUR VOTE IS IMPORTANT                  SHAREHOLDER MEETING INFORMATION
======================                  ===============================

TO ITT CORPORATION                      RECORD DATE:      MARCH 25, 1996
==================
                                        MEETING DATE:     MAY 14, 1996, 10:30 AM
PLEASE VOTE YOUR PROXY

PLEASE DO NOT SEND                      MEETING SITE:     SHERATON BAL HARBOUR
IN YOUR STOCK CERTIFICATES                                9701 COLLINS AVENUE
WITH YOUR PROXY CARD                                      BAL HARBOUR, FL 33154





                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

DIRECTORS RECOMMEND A VOTE FOR ALL ITEMS LISTED BELOW:

1. Election of Directors  FOR all  / /   WITHHOLD AUTHORITY / /  *EXCEPTIONS / /
                          nominees       to vote for all
                          listed below   nominees listed below.

Nominees: Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald,
          Robert A. Bowman, Robert A. Burnett, Paul G. Kirk, Jr.,
          Edward C. Meyer, Benjamin F. Payton, Vin Weber,
          Margita E. White and Kendrick R. Wilson III

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below)

*Exceptions_____________________________________________________________________

2. To ratify and approve the selection by the Board of Directors of Arthur Andersen LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1996.

   FOR / /      AGAINST / /   ABSTAIN / /

3. To approve the ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers.

   FOR / /      AGAINST / /   ABSTAIN / /

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.







Change of Address and or Comments Mark Here / /

Mark this box if you plan to attend the Annual Meeting / /

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Anyone signing as Attorney, Executor, Administrator, Trustee or Guardian please give your full title.

Dated:_________________________________, 1996

____________________________________________
                Signature

____________________________________________
                Signature

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. / /

                                   [ITT LOGO]

                                 ADMISSION CARD
                                 --------------

Annual Meeting of Shareholders      Dear Shareholder,
10:30 A.M., Tuesday, May 14, 1996
The Grand Ballroom                  We look forward to seeing you at the
The Sheraton Bal Harbour            Annual Meeting.
Bal Harbour, Florida 33154
                                    Any shareholder who needs any special
                                    assistance because of a disability, should please inform Denise Flemm (Telephone:
                                    (212) 258-1752) on or before May 3, 1996.

                                    Very truly yours,
                                    Rand V. Araskog
                                    Chairman and Chief Executive

PLEASE PRESENT THIS CARD AT
  ENTRANCE TO THE GRAND                         ITT CORPORATION
       BALLROOM                          1330 Avenue of the Americas
                                           New York, NY 10019-5490

-------------------------------------------------------------------------------

                                   [ITT LOGO]

                                   P R O X Y
       PROXY SOLICITED BY BOARD OF DIRECTORS FOR MEETING OF SHAREHOLDERS

The undersigned hereby appoints Richard S. Ward or Patrick L. Donnelly, as proxy, each with power to appoint his substitute and hereby authorizes each of them at the Meeting of Shareholders of ITT Corporation to be held at 10:30 A.M. on Tuesday, May 14, 1996 in the Grand Ballroom of The Sheraton Bal Harbour, 9701 Collins Avenue, Bal Harbour, Florida 33154 and at any adjournments or postponements thereof to vote all shares of ITT common stock, which the undersigned could vote if personally present as designated on the reverse side of this proxy and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE OF THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESIGNATED BY YOU ON THE REVERSE SIDE, OR IF NO DESIGNATION IS MADE WILL BE VOTED FOR ITEMS 1, 2 AND 3. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY.

(Continued and to be dated and signed on reverse side.)

                                            ITT CORPORATION
                                            P.O. BOX 11 160
                                            NEW YORK, N.Y. 10203-0160